Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-154173

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated May 12, 2010.

Prospectus Supplement to the Prospectus dated April 6, 2009 and the Prospectus Supplement dated April 6, 2009 — No.

The Goldman Sachs Group, Inc. Medium-Term Notes, Series D $ Capped Equity Index Basket-Linked Notes due (Linked to a Weighted Basket Consisting of the S&P 500® Index and the MSCI EAFE Index)

The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (set on the trade date, expected to be five years after the original issue date, subject to adjustment) will be an amount equal to the $1,000 face amount of your notes plus the supplemental amount, if any. The supplemental amount will be based on the performance of a weighted basket (which we refer to as the basket) comprised of the S&P 500® Index and the MSCI EAFE Index (which we refer to as the basket underliers) as measured from the trade date to and including the determination date (set on the trade date, expected to be the fifth trading day prior to the stated maturity date, subject to adjustment). The basket underliers will have the following initial weights within the basket: the S&P 500® Index (75%) and the MSCI EAFE Index (25%). The amount you may receive on your notes at maturity is subject to a maximum settlement amount (set on the trade date and expected to be between $1,700.00 and $1,800.00).

On the stated maturity date, for each $1,000 face amount of your notes we will pay you an amount in cash equal to the sum of the $1,000 face amount plus the supplemental amount, if any. We will determine the supplemental amount by first calculating the percentage increase or decrease in the level of the basket, which we refer to as the basket return.

The basket return will be determined as follows: First, we will subtract the initial basket level (which is equal to 100) from the final basket level (determined on the determination date, subject to adjustment). Then, we will divide the result by the initial basket level, and express the resulting fraction as a percentage. The final basket level will equal the sum of (1) the final basket underlier level for the S&P 500® Index multiplied by its weighting multiplier plus (2) the final basket underlier level for the MSCI EAFE Index multiplied by its weighting multiplier. The basket return may reflect a positive return (based on any increase in the basket level over the life of the notes) or a negative return (based on any decrease in the basket level over the life of the notes). The amount in cash you will be paid for each $1,000 face amount of your notes will then be calculated as follows:

•

if the basket return is positive (the final basket level is greater than the initial basket level), you will receive (1) the $1,000 face amount plus (2) a supplemental amount equal to $1,000 times the product of 1.0 times the basket return, subject to the maximum settlement amount; or

•

if the basket return is zero or negative (the final basket level is less than or equal to the initial basket level), your supplemental amount will equal zero and you will receive an amount in cash equal to $1,000.

The amount you will be paid on your notes on the stated maturity date will not be affected by the closing level of the basket on any day other than the determination date. Further, the maximum payment that you could receive on the stated maturity date with respect to a $1,000 face amount note is limited to the maximum settlement amount of between $1,700.00 and $1,800.00 (set on the trade date). In addition, the notes will not pay interest, and no other payments on your notes will be made prior to the stated maturity date.

Because we have provided only a brief summary of the terms of your notes above, you should read the detailed description of the terms of the notes found in “Summary Information” on page S-3 and “Specific Terms of Your Notes” on page S-17.

        Your investment in the notes involves certain risks. In particular, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the original issue price. The value or quoted price of your notes at any time will reflect many factors and cannot be predicted; however, the price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through August     , 2010. We encourage you to read “Additional Risk Factors Specific to Your Notes” on page S-10 of this prospectus supplement so that you may better understand those risks.

Original issue date (settlement date):            , 2010

Original issue price: 100% of the face amount

Underwriting discount:     % of the face amount

Net proceeds to the issuer:     % of the face amount

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth above.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co., or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement is being used in a market-making transaction.

“Standard & Poor’s®”, “S&P®” and “S&P 500®” are registered trademarks of Standard & Poor’s Financial Services LLC (“Standard & Poor’s”) and are licensed for use by The Goldman Sachs Group, Inc. and its affiliates. The notes are not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s does not make any representation regarding the advisability of investing in the notes.

The MSCI EAFE Index is the exclusive property of MSCI Inc. (“MSCI”). MSCI and the MSCI EAFE Index names are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any of the notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Goldman, Sachs & Co.

Prospectus Supplement dated             , 2010.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “notes”. Each of the notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-17. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, of The Goldman Sachs Group, Inc. relating to the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer: The Goldman Sachs Group, Inc.

Basket: the S&P 500® Index, as published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”); and the MSCI EAFE Index (“MXEA”, as maintained by MSCI Inc. (“MSCI”)) see “The Basket Underliers” on page S-24

Specified currency: U.S. dollars (“$”)

Face amount: each note will have a face amount of $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement but prior to the settlement date

Payment amount: on the stated maturity date we will pay you, for each $1,000 face amount of your notes, an amount in cash equal to the cash settlement amount

Cash settlement amount:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate times (iii) the basket return; or

•	if the final basket level is equal to or less than the initial basket level, the $1,000 face amount

Supplemental amount: an amount in cash equal to the product of (1) the $1,000 face amount times (2) the upside participation rate times (3) the basket return

Initial basket level: 100

Final basket level: the sum of the products, as calculated for each basket underlier, of the final basket underlier level for each basket underlier on the determination date multiplied by the weighting multiplier for each such basket underlier

Basket return: the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Weighting percentage: 75%, with respect to the S&P 500® Index; and 25%, with respect to the MSCI EAFE Index

Weighting multiplier: for each basket underlier, the quotient of (i) the product of the initial basket level times the weighting percentage for such basket underlier divided by (ii) the initial basket underlier level for such basket underlier

Initial basket underlier level: with respect to each basket underlier, the closing level of such basket underlier on the trade date

Final basket underlier level: with respect to each basket underlier, the closing level of such basket underlier on the determination date

Upside participation rate: 100%

Cap level (to be set on the trade date): expected to be between 170% and 180% of the initial basket level

Maximum settlement amount (to be set on the trade date): expected to be between $1,700.00 and $1,800.00

Trade date:

Original issue date (settlement date): expected to be the fifth scheduled business day following the trade date

Stated maturity date (to be set on the trade date): a specified date that is expected to be 5 years after the original issue date, subject to postponement as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-18

Determination date (to be set on the trade date): a specified date that is expected to be the fifth scheduled trading day prior to the originally scheduled stated maturity date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-18

No interest: the offered notes will not bear interest

No listing: the offered notes will not be listed on any securities exchange or interdealer market quotation system

No redemption: the offered notes will not be subject to redemption right or price dependent redemption right

Market Disruption Event: as described under “Specific Terms of Your Notes — Special Calculation Provisions — Market Disruption Event” on page S-21

Calculation agent: Goldman, Sachs & Co.

Business day: as described on page S-20

Trading day: as described on page S-20

CUSIP no.:

ISIN no.:

Conflicts of interest: Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder

FDIC: the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical final basket levels or hypothetical closing levels of the basket underliers, as applicable, on the determination date could have on the payment amount at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates and the volatility of the basket underliers. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. and taking into account our credit spreads) will, and the price you may receive for your notes may, be significantly less than the issue price. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used by Goldman, Sachs & Co.) Is, and the Price You May Receive for Your Notes May Be, Significantly Less Than the Original Issue Price” on page S-10 and “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-11. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000

Upside participation rate	100.00%

Cap level	170% of the initial basket level

Maximum settlement amount	$1,700.00

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting any of the basket underlier stocks or the method by which the basket underlier sponsors calculate the basket underliers

Notes purchased on original issue date and held to the stated maturity date

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the levels of the basket will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket underliers have been highly volatile in the past — meaning that the levels of the basket underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

Moreover, we have not yet set the cap level or the maximum settlement amount, each of which will serve as the baseline for determining the amount that we will pay on your notes at maturity. We will not do so until the trade date.

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical basket underlier levels shown elsewhere in this prospectus supplement. For information about the historical levels of the basket underliers during recent periods, see “The Basket Underliers — Historical High, Low and Closing Levels of the Basket Underliers” below. Before investing in the offered notes, you should consult publicly available information to determine the levels of the basket underliers between the date of this prospectus supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level. The amounts in the right column represent the hypothetical payment amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical payment amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.00% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Underlier Level (as Percentage of Initial Underlier Level)	Hypothetical Payment Amount (as Percentage of Face Amount)
200.00%	170.00%
170.00%	170.00%
150.00%	150.00%
130.00%	130.00%
120.00%	120.00%
116.00%	116.00%
112.00%	112.00%
108.00%	108.00%
104.00%	104.00%
100.00%	100.00%
96.00%	100.00%
92.00%	100.00%
88.00%	100.00%
84.00%	100.00%
80.00%	100.00%
70.00%	100.00%
50.00%	100.00%
0.00%	100.00%

If, for example, the final basket level were determined to be 25.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be 100.00% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would not gain or lose any of your investment. In addition, if the final basket level were determined to be 200.00% of the initial basket level, the payment amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 170.00% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date and held them to the stated maturity date, you would not benefit from any increase in the final basket level over 170.00% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical payment amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 100.00% (the section left of the 100.00% marker on the horizontal axis) would result in a hypothetical payment amount of 100.00% of the face amount of your notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than 170.00% (the section right of the 170.00% marker on the horizontal axis) would result in a capped return on your investment.

The payment amounts shown above are entirely hypothetical; they are based on market prices for the basket underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payment amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” on page S-11.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to the amounts that would be paid on a combination of an interest-bearing bond bought, and an option bought, by the holder (with an implicit option premium paid over time by the holder). The discussion in this paragraph does not modify or affect the terms of the notes or the United States income tax treatment of the notes, as described elsewhere in this prospectus supplement and the accompanying prospectus.

The final basket level will be determined by reference to the performance of each of the basket underliers as determined on the determination date. The examples below demonstrate how these factors may affect the payment amount that you will receive on the stated maturity date, expressed as a percentage of the face amount and based on the assumptions noted below.

Key Terms and Assumptions

Face amount	$1,000

Upside participation rate	100.00%

Cap level	170% of the initial basket level

Maximum settlement amount	$1,700.00

Initial basket level	100

Weighting percentage for the S&P 500® Index	75%

Weighting percentage for the MSCI EAFE Index	25%

Hypothetical initial basket underlier level for the S&P 500® Index	1,155.79

Hypothetical initial basket underlier level for the MSCI EAFE Index	1,448.75

Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change in or affecting any of the basket underlier stocks or the method by which the basket underlier sponsors calculate the basket underliers

Notes purchased on original issue date and held to the stated maturity date

Example 1. The final basket level is greater than the cap level. The cash settlement amount equals the maximum settlement amount.

Column A Hypothetical Closing Level of the S&P 500® Index	Column B Hypothetical Closing Level of the MSCI EAFE Index	Column C The product of Column A times the Weighting Multiplier for the S&P 500® Index	Column D The product of Column B times the Weighting Multiplier for the MSCI EAFE Index	Column E The sum of Columns C and D
2,311.58	2,897.50	150	50	200

Since the hypothetical final basket level in this example exceeds the cap level of 170% of the initial basket level, the cash settlement amount will equal the maximum settlement amount, or $1,700.00.

Example 2. The final basket level is greater than the initial basket level, but less than the cap level. The cash settlement amount exceeds the $1,000 face amount.

Column A Hypothetical Closing Level of the S&P 500® Index	Column B Hypothetical Closing Level of the MSCI EAFE Index	Column C The product of Column A times the Weighting Multiplier for the S&P 500® Index	Column D The product of Column B times the Weighting Multiplier for the MSCI EAFE Index	Column E The sum of Columns C and D

1,213.5795	1,521.1875	78.75	26.25	105

Since the hypothetical final basket level in this example exceeds the initial basket level of 100 but is less than the cap level of 170% of the initial basket level, the cash settlement amount will equal the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate of 100% times (iii) the basket return of 5%, which will equal approximately $1,050.00.

Example 3. The final basket level is less than the initial basket level. The cash settlement amount equals the $1,000 face amount.

Column A Hypothetical Closing Level of the S&P 500® Index	Column B Hypothetical Closing Level of the MSCI EAFE Index	Column C The product of Column A times the Weighting Multiplier for the S&P 500® Index	Column D The product of Column B times the Weighting Multiplier for the MSCI EAFE Index	Column E The sum of Columns C and D
1,040.211	1,303.875	67.5	22.5	90.00

Since the hypothetical final basket level in this example is less than the initial basket level of 100, the cash settlement amount will equal the $1,000 face amount.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the cap level and maximum settlement amount we will set on the trade date and the actual final basket level determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks described under “Considerations Relating to Indexed Securities” in the accompanying prospectus dated April 6, 2009. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the basket underlier stocks, i.e., the stocks comprising the basket underlier to which your notes are linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

Assuming No Changes in Market Conditions or Any Other Relevant Factors, the Market Value of Your Notes on the Trade Date (As Determined by Reference to Pricing Models Used By Goldman, Sachs & Co.) will, and the Price You May Receive for Your Notes May, Be Significantly Less than the Original Issue Price

The price at which Goldman, Sachs & Co. would initially buy or sell notes (if Goldman, Sachs & Co. makes a market) and the value that Goldman, Sachs & Co. will initially use for account statements and otherwise will significantly exceed the value of your notes using such pricing models. The amount of the excess will decline on a straight line basis over the period from the date hereof through August     , 2010. After August     , 2010, the price at which Goldman, Sachs & Co. would buy or sell notes will reflect the value determined by reference to the pricing models, plus our customary bid and asked spread.

In addition to the factors discussed above, the value or quoted price of your notes at any time, however, will reflect many factors and cannot be predicted. If Goldman, Sachs & Co. makes a market in the notes, the price quoted by Goldman, Sachs & Co. would reflect any changes in market conditions and other relevant factors, including a deterioration in our creditworthiness or perceived creditworthiness whether measured by our credit ratings or other credit measures. These changes may adversely affect the market price of your notes, including the price you may receive for your notes in any market making transaction. In addition, even if our creditworthiness does not decline, the value of your notes on the trade date is expected to be significantly less than the original issue price taking into account our credit spreads on that date. The quoted price (and the value of your notes that Goldman, Sachs & Co. will use for account statements or otherwise) could be higher or lower than the original issue price, and may be higher or lower than the value of your notes as determined by reference to pricing models used by Goldman, Sachs & Co.

If at any time a third party dealer quotes a price to purchase your notes or otherwise values your notes, that price may be significantly different (higher or lower) than any price quoted by Goldman, Sachs & Co. See “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” below.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

There is no assurance that Goldman, Sachs & Co. or any other party will be willing to purchase your notes and, in this regard, Goldman, Sachs & Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

Your Notes Will Not Bear Interest

You will not receive any interest payments on your notes. Even if the payment amount on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Lower Performance of One Basket Underlier May Offset an Increase in the Other Basket Underlier

The basket is comprised of two equity basket underliers. Declines in the level of one basket underlier may offset or exceed increases in the level of the other basket underlier. Similarly, an increase in the level of one basket underlier may not be sufficient to offset or overcome a decrease in the level of the other basket underlier. As a result, the return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the cash settlement amount in respect of your notes at maturity.

The Payment Amount on Your Notes Will Not Be Affected by the Closing Level of the Basket on Any Day Other Than the Determination Date

The cash settlement amount that will be paid on your notes will be determined based on the basket closing level on the determination date. Although the actual basket closing level on the stated maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the basket closing levels at any time other than on the determination date.

The Potential for the Value of Your Notes to Increase May Be Limited

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level, which will be set on the trade date and is expected to be between 170% and 180% of the initial basket level. The cap level will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket.

Past Basket Performance is No Guide to Future Performance

The actual performance of the basket over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical historical closing levels of the basket or to the hypothetical return examples set forth elsewhere in this prospectus supplement. We cannot predict the future performance of the basket.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement but prior to the settlement date. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier Stocks

Each basket underlier sponsor calculates the level of the applicable basket underlier by reference to the prices of the common stocks included in the applicable basket underlier, without taking account of the value of dividends paid on those stocks. As a result, the return on your notes will not reflect the return you would realize if you actually owned the stocks included in each basket underlier and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the basket underlier stocks by the basket underlier stock issuers. See “— You Have No Shareholder Rights or Rights to Receive Any Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the level of the basket underliers to which your notes are linked, the upside participation rate, the initial basket underlier level of each basket underlier, cap level, maximum settlement amount,

•	the volatility — i.e., the frequency and magnitude of changes — in the level of the basket underliers;

•	the dividend rates of the stocks underlying the basket underliers;

•	economic, financial, legislative, regulatory and political, military or other events that affect the stock markets generally and the stocks underlying the basket underliers, and which may affect the level of the basket underliers;

•	other interest rate and yield rates in the market;

•	the time remaining until your notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket underliers based on their historical fluctuations. The actual performance of the basket underliers over the life of the notes may bear little or no relation to the historical levels of the basket underliers or to the hypothetical examples shown elsewhere in this prospectus supplement.

If the Levels of the Basket Underliers Change, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket underliers. Changes in the level of the basket underliers may not result in a comparable change in the market value of your notes. Even if the level of the basket increases above the initial basket level during the life of the notes, the market value of your notes may not increase by the same amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Factors That Are Unpredictable and Interrelated in Complex Ways” above.

Trading and Other Transactions by Goldman Sachs in Instruments Linked to the Basket Underliers or Basket Underlier Stocks May Impair the Value of Your Notes

As we describe under “Use of Proceeds and Hedging” below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, have hedged or expect to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the basket underliers or the stocks comprising the basket underliers, which we refer to as the basket underlier stocks. We also have adjusted or expect to adjust our hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket underliers or basket underlier stocks at any time and from time to time, and to unwind the hedge by selling any of the foregoing, on or before the determination date for your notes. We may also enter into, adjust and unwind hedging transactions relating to other underlier-linked notes whose returns are linked to changes in the level of one or more of the basket underliers or one or more of the basket underlier stocks, as applicable. Any of these hedging activities may adversely affect the level of the basket underliers — directly or indirectly by affecting the price of the basket underlier stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your notes may decline. See “Use of Proceeds and Hedging” on page S-23 for a further discussion of transactions in which we or one or more of our affiliates may engage.

Goldman, Sachs & Co. and our other affiliates have engaged or may engage in trading in one or more of the basket underlier stocks or instruments whose returns are linked to the basket underliers or basket underlier stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the level of the basket underliers — directly or indirectly by affecting the price of the basket underlier stocks — and therefore, the market value of your notes and the amount we will pay on your notes at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the basket underliers or one or more of the basket underlier stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your notes and the amount we will pay on your notes at maturity.

You Have No Shareholder Rights or Rights to Receive Any Stock

Investing in your notes will not make you a holder of any of the stocks included in the basket underliers. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the basket underlier stocks. Your notes will be paid in cash, and you will have no right to receive delivery of any basket underlier stocks.

An Investment in the Notes Is Subject to Risks Associated with Foreign Securities Markets

One of the basket underliers to which your notes are linked, the MSCI EAFE Index, is in turn linked to the value of foreign equity securities. The MSCI EAFE Index consists of twenty-one developed equity market country indices, which are in turn comprised of the stocks traded in the equity markets of such countries. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health development in the region. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Your Notes Are Linked in Part to the MSCI EAFE Index, and Are Therefore Subject to

Foreign Currency Exchange Rate Risk

Because the notes are linked in part to the MSCI EAFE Index (and its component country indices, as defined in “The Basket Underliers” on page S-26), investors of the notes will be exposed to currency exchange rate risk with respect to each of the currencies represented in that index which are calculated in such manner. An investor’s net exposure will depend on the extent to which the currencies represented in the MSCI EAFE Index strengthen or weaken against the U.S. dollar and the relative weight of each relevant currency represented in the overall index. If, taking into account such weight, the dollar strengthens against such currencies, the level of the MSCI EAFE Index will be adversely affected and the amount payable at maturity of the notes may be reduced.

Foreign currency exchange rates vary over time, and may vary considerably during the life of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

•	rates of inflation;

•	interest rate levels;

•	the balance of payments among countries;

•	the extent of government surpluses or deficits in the component countries and the United States; and

•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the various component countries and the United States and other countries important to international trade and finance.

The price of the notes and payment on the stated maturity date could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad with respect to the index or other de facto restrictions on the repatriation of U.S. dollars.

Although Your Notes Are Linked in Part to MSCI EAFE Index Whose Index Stocks are Traded in Foreign Currency, The Return on Your Notes Will Depend on Changes in the Final Basket Level and Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

Your notes are linked in part to the MSCI EAFE Index the underlying stocks of which are traded in foreign currency. Although the stocks included in the MSCI EAFE Index are traded in foreign currency and your notes will be denominated in U.S. dollars, the amount payable on your notes at maturity will not be adjusted for changes in the foreign currency/U.S. dollar exchange rates. The amount payable on the stated maturity date will be based solely upon the overall change in the level of the basket indices over the life of your notes. Changes in foreign currency exchange rates, however, may reflect changes in the economies of the Eurozone countries that, in turn, may affect the final basket level.

Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us

As we have noted above, Goldman, Sachs & Co. and our other affiliates have owned or expect to own securities of, and have engaged or expect to engage in trading activities related to the basket underliers and the basket underlier stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your notes and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the basket underliers, could be adverse to your interests as a beneficial owner of your notes.

Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the basket underlier stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of your notes. Moreover, one or more of our affiliates may have published and in the future expect to publish research reports with respect to the basket underlier and some or all of the issuers of the basket underlier stocks. Any of these activities by any of our affiliates may affect the level of the basket underlier and, therefore, the market value of your notes and the amount we will pay on your notes at maturity.

As Calculation Agent, Goldman, Sachs & Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature and the Amount You Receive at Maturity

As of the date of this prospectus supplement, we have appointed Goldman, Sachs & Co. as the calculation agent for your notes. As calculation agent for your notes, Goldman, Sachs & Co. will have discretion in making various determinations that affect your notes, including determining the final basket level, which we will use to determine the amount we must pay on the stated maturity date; and determining whether to postpone the determination date because of a market disruption event or a non-trading day. The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the basket underliers. See “Specific Terms of Your Notes — Discontinuance or Modification of the Basket Underliers ” below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your notes and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under “— Our Business Activities May Create Conflicts of Interest Between Your Interests in the Notes and Us” above. We may change the calculation agent at any time without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

The Policies of the Basket Underlier Sponsors and Changes That Affect the Basket Underliers or the

Basket Underlier Stocks Could Affect the Payment Amount on Your Notes and Their Market Value

The policies of the basket underliers sponsor concerning the calculation of the level of the basket underliers, additions, deletions or substitutions of basket underlier stocks and the manner in which changes affecting the basket underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the levels of the basket underliers could affect the levels of the basket underliers and, therefore, the payment amount on your notes on the stated maturity date and the market value of your notes before that date. The payment amount on your notes and their market value could also be affected if the basket underlier sponsors change these policies, for example, by changing the manner in which they calculate the levels of the basket underliers or if the basket underlier sponsors discontinue or suspend calculation or publication of the levels of the basket underliers, in which case it may become difficult to determine the market value of your notes. If events such as these occur, or if the closing level of the basket underlier is not available on the determination date because of a market disruption event or for any other reason, the calculation agent — which initially will be Goldman, Sachs & Co., our affiliate — may determine the closing level of the basket underlier on the determination date — and thus the payment amount on the stated maturity date — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing level of the basket underlier on the determination date and the payment amount on your notes more fully under “Specific Terms of Your Notes — Discontinuance or Modification of the Basket Underliers” and “— Role of Calculation Agent” below.

Except to the Extent We Are One of the 500 Companies Whose Common Stock Comprises the S&P 500® Index, There Is No Affiliation Between the Basket Underlier Stock Issuers or the Basket Underlier Sponsor and Us, and We Are Not Responsible for Any Disclosure by Any of the Other Index Stock Issuers or the Index Sponsor

The common stock of Goldman Sachs is one of the 500 index stocks comprising the S&P 500® Index. Goldman Sachs is not otherwise affiliated with the issuers of the basket underlier stocks or the basket underlier sponsors. As we have told you above, however, we or our affiliates may currently or from time to time in the future own securities of, or engage in business with the basket underlier sponsors of the basket underlier stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any information about the basket underliers or any of the other basket underlier stock issuers. You, as an investor in your notes, should make your own investigation into the basket underliers and the basket underlier stock issuers. See “The Basket Underliers” below for additional information about the basket underliers.

Neither the index sponsor nor any of the other index stock issuers are involved in this offering of your notes in any way and none of them have any obligation of any sort with respect to your notes. Thus, neither the index sponsor nor any of the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day, the determination date will be postponed until the first trading day on which no market disruption event occurs or is continuing, although not by more than five scheduled business days. Moreover, if the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

If the calculation agent determines that the level of a basket underlier that must be used to determine the payment amount is not available on the determination date, either because of a market disruption event, a non-trading day or for any other reason (other than as described under “Specific Terms of Your Notes — Payment of Principal on the Stated Maturity Date — Discontinuance or Modification of a Basket Underlier” below), the calculation agent will nevertheless determine the final basket level based on its assessment, made in its sole discretion, of the level of the relevant basket underlier at the applicable time on that day.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Obligations for United States Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt obligations for United States federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”. Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated April 6, 2009, as supplemented by the accompanying prospectus supplement, dated April 6, 2009, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc. Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The offered notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The offered notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest: we will not pay interest on your notes

Specified currency:

•	U. S. dollars (“$”); although the stocks underlying the MSCI EAFE Index are traded in currencies other than U.S. dollars, all amounts on your notes will be in U.S. dollars

Form of note:

•	global form only: yes, at DTC

•	non-global form available: no

Denominations: each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•	full defeasance: no

•	covenant defeasance: no

Other terms:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•	a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•	a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement date or trade date, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes. We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement. If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket Underliers, Underlier Sponsors and Underlier Stocks

In this prospectus supplement, when we refer to the basket underliers, we mean the S&P 500® Index and the MSCI EAFE Index, or any successor basket underliers, as they may be modified, replaced or adjusted from time to time as described under “— Payment of Principal on Stated Maturity Date — Discontinuance or Modification of a Basket Underlier” below. When we refer to the underlier sponsor as of any time, we mean the entities, including any successor sponsors, that determine and publish the S&P 500® Index or the MSCI EAFE Index as then in effect. When we refer to the underlier stocks as of any time, we mean the stocks that underlie the S&P 500® Index or the MSCI EAFE Index, as then in effect, after giving effect to any additions, deletions or substitutions.

Payment of Principal on Stated Maturity Date

The payment amount for each $1,000 face amount of notes outstanding on the stated maturity date will be an amount in cash equal to:

•	if the final basket level is greater than or equal to the cap level, the maximum settlement amount;

•

if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) the $1,000 face amount plus (2) the product of (i) the $1,000 face amount times (ii) the upside participation rate times (iii) the basket return; and

•	if the final basket level is equal to or less than the initial basket level, the $1,000 face amount.

The initial basket level is 100. The final basket level will equal the sum of the following: (1) the final basket underlier level for the S&P 500® Index multiplied by the weighting multiplier for the S&P 500® Index; plus (2) the final basket underlier level for the MSCI EAFE Index multiplied by the weighting multiplier for the MSCI EAFE Index. The initial basket underlier level with respect to each basket underlier will be set on the trade date and will equal the closing level of each such basket underlier on such date. The final basket underlier level with respect to each basket underlier will equal the closing level of such basket underlier on the determination date, subject to adjustments as described under “— Consequences of a Market Disruption Event or a Non-Trading Day” and “— Discontinuance or Modification of a Basket Underlier” below. The weighting multiplier with respect to each basket underlier equals the product of the initial basket level times the weighting percentage of such basket underlier divided by the initial basket underlier level. The weighting percentage of the S&P 500® Index is equal to 75% and the weighting percentage of the MSCI EAFE Index is equal to 25%. The upside participation rate is equal to 100%.

The cap level will be set on the trade date and is expected to be between 170% and 180% of the initial basket level. The maximum settlement amount will be set on the trade date and is expected to be between $1,700 and $1,800 for each $1,000 face amount.

The basket return will equal the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage.

Stated Maturity Date

The stated maturity date (which will be determined on the trade date) is expected to be 5 years after the original issue date unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the postponed determination date.

Determination Date

The determination date will be a date specified on the trade date and is expected to be the fifth scheduled trading day before the originally scheduled stated maturity date, unless the calculation agent determines that a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day. In that event, the determination date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be postponed by more than five scheduled business days. If the determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day or that day is not a trading day, that day will nevertheless be the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event occurs or is continuing on a day that would otherwise be the determination date or such day is not a trading day, then the determination date will be postponed as described under “— Determination Date” above.

If the calculation agent determines that the closing level of a basket underlier that must be used to determine the payment amount is not available on the determination date because of a market disruption event, a non-trading day or for any other reason (other than as described under “— Discontinuance or Modification of a Basket Underlier” below), the calculation agent will nevertheless determine the final level of the basket underlier based on its assessment, made in its sole discretion, of the level of the basket underlier on that day.

Discontinuance or Modification of a Basket Underlier

If either basket underlier sponsor discontinues publication of the applicable basket underlier and the basket underlier sponsor or anyone else publishes a substitute basket underlier that the calculation agent determines is comparable to the basket underlier, then the calculation agent will determine the payment amount on the stated maturity date by reference to the substitute basket underlier. We refer to any substitute basket underlier approved by the calculation agent as a successor basket underlier.

If the calculation agent determines on the determination date that the publication of a basket underlier is discontinued and there is no successor basket underlier with respect to such basket underlier, the calculation agent will determine the payment amount on the stated maturity date by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the basket underlier.

If the calculation agent determines that a basket underlier, the stocks comprising a basket underlier or the method of calculating a basket underlier is changed at any time in any respect — including any split or reverse split and any addition, deletion or substitution and any reweighting or rebalancing of the applicable basket underlier or of the applicable basket underlier stocks and whether the change is made by the applicable basket underlier sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor basket underlier, is due to events affecting one or more of the applicable basket underlier stocks or their issuers or is due to any other reason — and is not otherwise reflected in the level of the applicable basket underlier by the applicable underlier sponsor pursuant to the applicable basket underlier methodology described under “The Basket Underliers” on page S-24, then the calculation agent will be permitted (but not required) to make such adjustments in the applicable basket underlier or the method of its calculation as it believes are appropriate to ensure that the levels of the applicable basket underlier used to determine the payment amount on the stated maturity is equitable.

All determinations and adjustments to be made by the calculation agent with respect to a basket underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the payment amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes. We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the final basket level; the basket return; the final basket level for each basket underlier; market disruption events; successor basket underliers; stated maturity date; the determination date; mandatory redemption date; business days, trading days; the default amount; the mandatory redemption amount; the supplemental amount and the amount payable on your notes at maturity; and any other determination as applicable or specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that Goldman, Sachs & Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and Goldman, Sachs & Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the respective principal securities markets for all of the basket underlier stocks are open for trading, the basket underlier sponsor is open for business and the basket underlier is calculated and published by the basket underlier sponsor.

Default Amount

The default amount for your notes on any day will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest — or, if there is only one, the only — quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and is rated either:

•	A-1 or higher by Standard & Poor’s Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to either basket underlier:

•

a suspension, absence or material limitation of trading in basket underlier stocks constituting 20% or more, by weight, of the applicable basket underlier on their respective primary markets, in each case for more than two hours of trading or during the one half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to the applicable basket underlier or to basket underlier stocks constituting 20% or more, by weight, of the basket underlier, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•

basket underlier stocks constituting 20% or more, by weight, of the applicable basket underlier, or option or futures contracts relating to the applicable basket underlier or to basket underlier stocks constituting 20% or more, by weight, of the applicable basket underlier, if available, are not trading on what were the respective primary markets for those basket underlier stocks or contracts, as determined by the calculation agent in its sole discretion, and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds and Hedging” below.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•	a decision to permanently discontinue trading in the option or futures contracts relating to either basket underlier or to any basket underlier stock.

For this purpose, an “absence of trading” in the primary securities market on which a basket underlier stock, or on which option or futures contracts relating to either basket underlier or a basket underlier stock are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in a basket underlier stock or in option or futures contracts relating to either basket underlier or a basket underlier stock, if available, in the primary market for that stock or those contracts, by reason of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to that basket underlier stock or those contracts, or

•	a disparity in bid and ask quotes relating to that basket underlier stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that market.

A market disruption event with respect to one basket underlier will not, by itself, constitute a market disruption event for the remaining unaffected basket underlier.

As is the case throughout this prospectus supplement, references to the basket underlier in this description of market disruption events includes the basket underlier and any successor basket underlier as it may be modified, replaced or adjusted from time to time.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”. We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

In anticipation of the sale of the offered notes, we and/or our affiliates will enter into hedging transactions involving purchases of futures and other instruments linked to the basket underliers on or before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other basket underlier-linked notes we issue, some of which may have returns linked to the basket underliers or the basket underlier stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•	expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the basket underliers or some or all of the basket underlier stocks,

•	may take or dispose of positions in the securities of the basket underlier stock issuers themselves,

•

may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market, and /or

•

may take short positions in the basket underlier stocks or other securities of the kind described above — i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket underliers or the basket underlier stocks. We expect these steps to involve sales of instruments linked to the basket underliers on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the basket underlier stocks, or listed or over-the-counter options, futures or other instruments linked to the basket underliers, some or all of the basket underlier stocks or basket underliers designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity. See “Additional Risk Factors Specific to Your Notes — Trading and Other Transactions by Goldman, Sachs in Instruments Linked to the Basket Underliers or Basket Underlier Stocks May Impair the Value of Your Notes” and “— Our Business Activities May Create Conflicts of Interest Between Your Interest in Your Notes and Us” above for a discussion of these adverse effects.

THE BASKET UNDERLIERS

S&P 500® INDEX

The S&P 500® Index includes a representative sample of 500 leading companies in leading industries of the U.S. economy. The S&P 500® Index is calculated, maintained and published by Standard & Poor’s Financial Services LLC (“Standard & Poor’s”). Additional information is available on the following website: http://www.standardandpoors.com. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

As of May 10, 2010, the 500 companies included in the S&P 500® Index were divided into ten Global Industry Classification Sectors. The Global Industry Classification Sectors include (with the percentage currently included in such sectors indicated in parentheses): Consumer Discretionary (10.50%), Consumer Staples (11.13%), Energy (10.96%), Financials (16.62%), Health Care (11.67%), Industrials (10.71%), Information Technology (18.76%), Materials (3.39%), Telecommunication Services (2.75%), Utilities (3.50%). (Sector designations are determined by the index sponsor using criteria it has selected or developed. Index sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.)

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. S&P calculates the value of the S&P 500 Index (discussed below in further detail) based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The “Market Value” of any index stock is the product of the market price per share times the number of the then outstanding shares of such index stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely held and the Market Value and trading activity of the common stock of that company.

The S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Index Stocks relative to the S&P 500® Index’s base period of 1941-43, which we refer to as the Base Period.

S&P uses an indexed number to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the index stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500 Index Stocks by a number called the “S&P 500 Index Divisor.” By itself, the S&P 500 Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original base period value of the S&P 500® Index. The S&P 500 Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the S&P 500® Index, which we refer to as “S&P 500 Index Maintenance”.

S&P 500 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs.

To prevent the value of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require S&P to make an S&P 500 Index Divisor adjustment. By adjusting the S&P 500 Index Divisor for the change in total Market Value, the value of the S&P 500® Index remains constant. This helps maintain the value of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All S&P 500 Index Divisor adjustments are made by S&P after the close of trading and after the calculation of the closing value of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require S&P 500 Index Divisor adjustments.

The table below summarizes the types of S&P 500® Index maintenance adjustments and indicates whether or not S&P will require an S&P 500 Index Divisor adjustment:

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required

Stock split	Shares Outstanding multiplied by 2;	No
(i.e., 2-for-1)	Stock Price divided by 2

Share issuance	Shares Outstanding plus newly	Yes
(i.e., change ≥ 5%)	issued Shares

Share repurchase	Shares Outstanding minus	Yes
(i.e., change ≥ 5%)	Repurchased Shares

Special cash dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights Offering	Price of parent company minus	Yes
Price of Rights Offering/Rights Ratio

Spin-Off	Price of parent company minus	Yes
Price of Spin-off Co./ Share Exchange Ratio

Stock splits and stock dividends do not affect the S&P 500 Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500 Index Stock. All stock split and dividend adjustments are made by S&P after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the S&P 500 Index Divisor has the effect of altering the Market Value of the S&P 500 Index Stock and consequently of altering the aggregate Market Value of the S&P 500 Index Stocks, which we refer to as the Post-Event Aggregate Market Value. In order that the level of the S&P 500® Index, which we refer to as the Pre-Event Index Value, not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500 Index Stock, S&P derives a new S&P 500 Index Divisor, which we refer to as the New S&P 500 Divisor, as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New S&P 500 Divisor

New S&P 500 Divisor =	Post-Event Market Value
Pre-Event Index Value

A large part of the S&P 500® Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index® companies. Four times a year, on a Friday close to the end of each calendar quarter, S&P updates the share totals of companies in the S&P 500® Index as required by any changes in the number of shares outstanding. The S&P implements a share freeze the week of the effective date of the quarterly share total updates. During this frozen period, shares are not changed except for certain corporate action events (merger activity, stock splits, rights offerings and certain share dividend payable events). After the totals are updated, the S&P 500 Index Divisor is adjusted to compensate for the net change in the total Market Value of the S&P 500® Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500® Index companies are carefully reviewed by S&P on a weekly basis, and when appropriate, an immediate adjustment is made to the S&P 500 Index Divisor. At S&P’s discretion, de minimus merger and acquisition share changes will be accumulated and implemented with the updates made at the end of each calendar quarter.

The S&P 500® Index and S&P’s other U.S. indices moved to a float adjustment methodology in 2005 so that the indices will reflect only those shares that are generally available to investors in the market rather than all of a company’s outstanding shares. Float adjustment excludes holdings of groups of shares that exceed 10% of the outstanding shares of a company that are closely held by other publicly traded companies, venture capital firms, private equity firms, strategic partners or leveraged buyout groups; government entities; or other control groups, such as a company’s own current or former officers, board members, founders, employee stock ownership plans or other investment vehicles controlled by the company or such other persons.

When an exchange is forced to close early due to unforeseen events, such as computer or electric power failures, weather conditions or other events, S&P will calculate the closing level of the S&P 500® Index based on (1) the closing prices published by the exchange, or (2) if no closing price is available, the last regular trade reported for each stock before the exchange closed. In all cases, the prices will be from the primary exchange for each stock in the index. If an exchange fails to open due to unforeseen circumstances, the index will use the prior day’s closing prices. If all exchanges fail to open, Standard & Poor’s may determine not to publish the index for that day.

License Agreement Between S&P and the Goldman Sachs Group

S&P and The Goldman Sachs Group, Inc. (“Goldman Sachs”) have entered into a non-transferable, nonexclusive license agreement granting Goldman Sachs and its affiliates, in exchange for a fee, the right to use the S&P 500 Index (a trademark of S&P) in connection with the issuance of certain securities, including the non-principal protected underlier-linked notes.

The non-principal protected underlier-linked notes are not sponsored, endorsed, sold or promoted by S&P and S&P does not make any representation regarding the advisability of investing in the non-principal protected underlier-linked notes. S&P makes no representation or warranty, express or implied, to the owners of the non-principal protected underlier-linked notes or any member of the public regarding the advisability of investing in securities generally or in the non-principal protected underlier-linked notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P’s only relationship to Goldman Sachs is the licensing of certain trademarks and trade names of S&P and of the use of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to Goldman Sachs or the non-principal protected underlier-linked notes. S&P has no obligation to take the needs of Goldman Sachs or the owners of the non-principal protected underlier-linked notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the non-principal protected underlier-linked notes to be issued or in the determination or calculation of the equation by which the non-principal protected underlier-linked notes are to be exchanged into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the non-principal protected underlier-linked notes.

S&P DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO LOST PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.

MSCI EAFE INDEX

The MSCI EAFE Index is a stock index calculated, published and disseminated daily by MSCI Inc., which we refer to as “MSCI”, through numerous data vendors, on the MSCI website and in real time on Bloomberg Financial Markets and Reuters Limited.

On May 30, 2008, the MSCI Global Standard Indices (which included the MSCI EAFE Index) transitioned to the MSCI Global Investable Market Indices, which – as well as MSCI Global Standard Indices – are part of MSCI International Equity Indices and the methodology of which is described below.

Additional information about the MSCI Global Investable Market Indices is available on the following website: http://www.mscibarra.com/products/indices/GIMI.html. We are not incorporating by reference the website or any material it includes in this prospectus supplement.

The MSCI EAFE Index is intended to provide performance benchmarks for the developed equity markets in Australia and New Zealand and in Europe and Asia, which are, as of the date of this prospectus supplement, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Index Calculation. The performance of the MSCI EAFE Index is a free float weighted average of the U.S. dollar values of the equity securities (the “component securities”) constituting the MSCI indices for the 21 selected countries (the “component country indices”). Each component country index is a sampling of equity securities across industry groups in such country’s equity markets. See “— Maintenance of the MSCI EAFE Index and the Component Country Indices” below.

Prices used to calculate the value of the component securities in the index are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. Where any component security price is unavailable on any trading day, MSCI will generally use the last reported price for such component security. Closing prices are converted into U.S. dollars using the closing exchange rates calculated by WM/Reuters at 4:00 P.M. London Time. The U.S. dollar value of the MSCI EAFE Index is calculated based on the free float-adjusted market capitalization in U.S. dollars of the component securities. The MSCI EAFE Index was launched on December 31, 1969 at an initial value of 100. Because the MSCI EAFE Index is not a total return index, any dividend payments on the component securities will not be reflected in the level of the index.

MSCI EAFE Index

Index Stock Weighting by Country

as of April 29, 2010

Country:	Percentage (%)*
Australia	8.7
Austria	3.4
Belgium	9.3
Denmark	1.0
Finland	1.1
France	10.3
Germany	7.8
Greece	3.9
Hong Kong	2.4
Ireland	0.3
Italy	3.1
Japan	22.5
Netherlands	2.7
New Zealand	0.1
Norway	0.8
Portugal	0.3
Singapore	1.6
Spain	3.7
Sweden	2.9
Switzerland	7.6
United Kingdom	21.4

MSCI EAFE Index

Index Stock Weighting by Sector

as of April 29, 2010

Sector†:	Percentage (%)*
Energy	8.12
Materials	10.36
Industrials	12.00
Consumer Discretionary	10.09
Consumer Staples	9.99
Health Care	7.96
Financials	25.34
Information Technology	5.35
Telecommunication Services	5.37
Utilities	5.42

*	Information provided by MSCI Barra. Percentages do not sum to 100% due to rounding.
†

Sector designations are determined by the basket underlier sponsor using criteria it has selected or developed. Underlier sponsors may use very different standards for determining sector designations. In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ. As a result, sector comparisons between underliers with different underlier sponsors may reflect differences in methodology as well as actual differences in the sector composition of the underliers.

Maintenance of the MSCI EAFE Index and the Component Country Indices. In order to maintain the representativeness of the MSCI EAFE Index, structural changes to the MSCI EAFE Index as a whole may be made by adding or deleting component country indices and the related component securities. Currently, such changes in the MSCI EAFE Index may only be made on four dates throughout the year: after close of the last scheduled business day of each February, May, August and November.

MSCI may add additional component country indices to the MSCI EAFE Index or subtract one or more of its current component country Indices prior to the expiration of the notes. Any such adjustments are made to the MSCI EAFE Index so that the value of the MSCI EAFE Index at the effective date of such change is the same as it was immediately prior to such change.

Each component country index is maintained with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets. In maintaining each component country index, emphasis is also placed on its continuity, replicability and on minimizing turnover in the MSCI EAFE Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the component country indices in which they occur. The second category consists of quarterly index reviews, aimed at promptly reflecting other significant market events. The third category consists of full component country index reviews that systematically re-assess the various dimensions of the equity universe for all countries simultaneously and are conducted on a fixed semi-annual timetable.

        Ongoing event-related changes to the component country indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the component country indices at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the component country indices continue to be an accurate reflection of evolving equity markets. This goal is achieved by timely reflecting significant market driven changes that were not captured in the MSCI EAFE Index at the time of their actual occurrence and that should not wait until the semi-annual index review due to their importance. These quarterly index reviews may result in additions and deletions of component securities from a component country index and changes in “foreign inclusion factors” and in number of shares.

Additions and deletions to component securities may result from: the addition of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float has fallen to less than 15% and that do not meet specified criteria; the deletion of securities that have become very small or illiquid; and the addition or deletion of securities as a result of other market events. Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for component securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa, and/or updates to the number of shares outstanding; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from MSCI’s pro forma free float estimate at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature. Changes in the number of shares are generally small and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments or share buybacks. The results of the quarterly index reviews are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

The semi-annual index review is designed to systematically reassess the component securities of the index. During each semi-annual index review, the universe of component securities is updated and the global minimum size range for the index is recalculated, which is based on the full market capitalization and the cumulative free float-adjusted market capitalization coverage of each security that is eligible to be included in the index. The following index maintenance activities, among others, are undertaken during each semi-annual index review: the component securities are updated by identifying new equity securities that were not part of the index at the time of the previous quarterly index review; the minimum size requirement for the index is updated and new companies are evaluated relative to the new minimum size requirement; existing component securities that do not meet the minimum liquidity requirements of the index may be removed; and changes in “foreign inclusion factors” are implemented. During a semi-annual index review, component securities may be added or deleted from a component country index for a range of reasons, including the reasons discussed with respect to component securities changes during quarterly index reviews as discussed above. The results of the semi-annual index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day of May and November.

Index maintenance also includes monitoring and completing adjustments for share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spin-offs. Index maintenance of the component country indices is reflected in the MSCI EAFE Index.

Selection of Component Securities and Calculation of and Adjustment for Free Float. The selection of the component securities for each component country index is based on the following guidelines:

•	define the universe of listed securities within each country;

•	adjust the total market capitalization for each security for its respective free float available to foreign investors;

•	classify securities into industry groups under the Global Industry Classification Standard (GICS); and

•	select securities for inclusion according to MSCI’s index construction rules and guidelines.

To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the percentage of the total number of shares of the company that are not subject to strategic shareholdings and/or foreign shareholder ownership or investment limits. MSCI will then “float-adjust” the weight of each constituent company in an index by the company’s foreign inclusion factor. Typically, securities with a free float adjustment ratio of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

Once the free float factor has been determined for a security, the security’s total market capitalization is then adjusted by such free float factor, resulting in the free float-adjusted market capitalization figure for the security.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI.

The MSCI EAFE Index is subject to currency exchange risk. Because the closing prices of the component securities are converted into U.S. dollars for purposes of calculating the value of the MSCI EAFE Index, investors in the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the component securities trade. Exposure to currency changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of the component securities in the MSCI EAFE Index denominated in each such currency. The devaluation of the U.S. dollar against the currencies in which the component securities trade will result in an increase in the value of the MSCI EAFE Index. Conversely, if the U.S. dollar strengthens against such currencies, the value of the MSCI EAFE Index will be adversely affected and may reduce or eliminate any return on your investment. Fluctuations in currency exchange rates can have a continuing impact on the value of the MSCI EAFE Index, and any negative currency impact on the MSCI EAFE Index may significantly decrease the value of the notes. The return on an index composed of the component securities where the closing price is not converted into U.S. dollars can be significantly different from the return on the MSCI EAFE Index, which is converted into U.S. dollars.

License Agreement between MSCI and The Goldman Sachs Group, Inc.

We have entered into a non-exclusive license agreement with MSCI Inc. (“MSCI”), whereby The Goldman Sachs Group, Inc., in exchange for a fee, is permitted to use the MSCI EAFE Index in connection with the offer and sale of the notes. We are not affiliated with MSCI and the only relationship between MSCI and The Goldman Sachs Group, Inc. is the licensing of the use of the MSCI EAFE Index and trademarks relating to the MSCI EAFE Index.

The MSCI EAFE Index is the exclusive property of MSCI. MSCI and the MSCI EAFE Index name are service mark(s) of MSCI or its affiliates and have been licensed for use for certain purposes by The Goldman Sachs Group, Inc. The notes referred to herein are not sponsored, endorsed, or promoted by MSCI, and MSCI bears no liability with respect to any such notes. No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

THE NOTES ARE NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI INC. OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY THE GOLDMAN SACHS GROUP, INC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR THE ISSUER OR OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY OWNERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI. All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by MSCI. The Goldman Sachs Group, Inc. does not assume any responsibility for the accuracy or completeness of that information.

Historical High, Low and Closing Levels of the Basket Underliers

The respective closing levels of the basket underliers have fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the closing levels of the basket underliers during any period shown below is not an indication that the basket underliers are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical levels of the basket underliers as an indication of the future performance of the basket underliers. We cannot give you any assurance that the future performance of the basket underliers or the basket underlier stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket underliers. The actual performance of the basket underliers over the life of the offered notes, as well as the amount payable at maturity, may bear little relation to the historical levels shown below.

The tables below shows the high, low and final closing levels of the basket underliers for each of the four calendar quarters in 2007, 2008 and 2009 and the first two calendar quarters of 2010 (through May 10, 2010). We obtained the closing levels listed in the table below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Closing Levels of the S&P 500® Index

	High	Low	Close
2007
Quarter ended March 31	1459.68	1374.12	1420.86
Quarter ended June 30	1539.18	1424.55	1503.35
Quarter ended September 30	1553.08	1406.70	1526.75
Quarter ended December 31	1565.15	1407.22	1468.36
2008
Quarter ended March 31	1447.16	1273.37	1322.70
Quarter ended June 30	1426.63	1278.38	1280.00
Quarter ended September 30	1305.32	1106.39	1166.36
Quarter ended December 31	1161.06	752.44	903.25
2009
Quarter ended March 31	934.70	676.53	797.87
Quarter ended June 30	946.21	811.08	919.32
Quarter ended September 30	1071.66	879.13	1057.08
Quarter ended December 31	1127.78	1025.21	1115.10
2010
Quarter ended March 31	1,174.17	1,056.74	1,169.43
Quarter ending June 30 (through May 11, 2010)	1,219.80	1,065.79	1,155.79

Historical Quarterly High, Low and Closing Levels of the MSCI EAFE Index

	High	Low	Close
2007
Quarter ended March 31	2182.60	2030.00	2147.51
Quarter ended June 30	2285.36	2152.13	2262.24
Quarter ended September 30	2335.70	2039.86	2300.38
Quarter ended December 31	2388.74	2179.99	2253.36
2008
Quarter ended March 31	2253.36	1913.53	2038.62
Quarter ended June 30	2206.72	1957.23	1967.19
Quarter ended September 30	1934.39	1553.15	1553.15
Quarter ended December 31	1568.20	1044.23	1237.42
2009
Quarter ended March 31	1281.02	911.39	1056.23
Quarter ended June 30	1361.36	1071.10	1307.16
Quarter ended September 30	1580.58	1251.65	1552.84
Quarter ended December 31	1617.99	1496.75	1580.77
2010
Quarter ending March 31	1642.20	1451.53	1584.28
Quarter ended June 30 (through May 11, 2010)	1636.19	1391.29	1448.75

Historical Basket Levels

The following chart is based on the basket level for the period from January 1, 2007 through May 11, 2010 assuming that the basket level is 100 on January 1, 2007. The basket level can increase or decrease due to changes in the levels of the basket indices.

SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus.

The following section is the opinion of Sullivan & Cromwell LLP, counsel to The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•	a bank;

•	a regulated investment company;

•	a life insurance company;

•	a tax-exempt organization;

•	a person that owns the notes as a hedge or that is hedged against interest rate risks;

•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or

•	a United States holder whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— United States Alien Holders” below.

Your notes will be treated as a debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes prior to your receipt of cash attributable to such income.

We have determined that the comparable yield for the notes is equal to     % per annum, compounded semi-annually, with a projected payment at maturity of $         based on an investment of $1,000. Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, you would be required to report the following amounts as ordinary income from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
, 2010 through , 2010
, 2011 through , 2011
, 2012 through , 2012
, 2013 through , 2013
, 2014 through , 2014
, 2015 through , 2015

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment obligations) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange, or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss.

Medicare Tax. For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its gross interest income (based on the comparable yield for the note and after taking into account any positive or negative adjustment with respect to the note) and its net gains from the maturity or disposition of the notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

United States Alien Holders

If you are a United States alien holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a United States alien holder if you are the beneficial owner of the notes and are, for United States federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from the notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Goldman, Sachs & Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this prospectus supplement.

In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $            . For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We will deliver the notes against payment therefor in New York, New York on             , 2010, which is the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any day prior to three business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

Conflicts of Interest

Goldman, Sachs & Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, has a “conflict of interest” in this offering within the meaning of NASD Rule 2720. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. Goldman, Sachs & Co. is not permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of its date.

Prospectus Supplement

Page
Summary Information	S-3
Hypothetical Examples	S-5
Additional Risk Factors Specific to Your Notes	S-10
Specific Terms of Your Notes	S-17
Use of Proceeds and Hedging	S-23
The Basket Underliers	S-24
Supplemental Discussion of Federal Income Tax Consequences	S-34
Employee Retirement Income Security Act	S-37
Supplemental Plan of Distribution	S-38
Conflicts of Interest	S-38

Prospectus Supplement dated April 6, 2009

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
United States Taxation	S-24
Employee Retirement Income Security Act	S-25
Supplemental Plan of Distribution	S-26
Validity of the Notes	S-27

Prospectus dated April 6, 2009

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	33
Description of Purchase Contracts We May Offer	49
Description of Units We May Offer	54
Description of Preferred Stock We May Offer	59
The Issuer Trusts	66
Description of Capital Securities and Related Instruments	68
Description of Capital Stock of The Goldman Sachs Group, Inc	91
Legal Ownership and Book-Entry Issuance	96
Considerations Relating to Securities Issued in Bearer Form	102
Considerations Relating to Indexed Securities	106
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	109
Considerations Relating to Capital Securities	112
United States Taxation	116
Plan of Distribution	140
Employee Retirement Income Security Act	143
Validity of the Securities	144
Experts	144
Cautionary Statement Pursuant to the Private Litigation Reform Act of 1995	144

$

The Goldman Sachs Group, Inc.

Capped Equity Index Basket-Linked Notes due

(Linked to a Weighted Basket Consisting of the S&P 500® Index and the MSCI EAFE Index)

Medium-Term Notes, Series D

Goldman, Sachs & Co.